EXHIBIT 15


                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Cabot Oil & Gas Corporation
     Registration Statement on Form S-8


     We are aware that our report dated April 25, 2000 on our review of interim financial information of Cabot Oil & Gas Corporation (the "Company") for the three-month periods ended March 31, 2000 and 1999 included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this Registration Statement on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

                                          PricewaterhouseCoopers LLP



Houston, Texas
May 23, 2000